News Release I For Immediate Release

FactSet Reports Results for Fourth Quarter 2024
◦Q4 GAAP revenues of $562.2 million, up 4.9% from Q4 2023.
◦Organic Q4 ASV plus professional services of $2,272.8 million, up 4.8% year over year.
◦Q4 GAAP operating margin of 22.7%, up approximately 110 bps year over year, and adjusted operating margin of 35.8%, up 240 bps from the prior year.
◦Q4 GAAP diluted EPS of $2.32, up 38.1% from the prior year, and adjusted diluted EPS of $3.74, up 23.8% year over year.
◦FactSet is providing fiscal 2025 guidance, with expected organic ASV growth of 4% - 6%, GAAP revenues in the range of $2,285 to $2,305 million, adjusted operating margin in the range of 36% - 37%, and adjusted diluted EPS in the range of $16.80 - $17.40.

NORWALK, Conn., September 19, 2024 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its fourth quarter fiscal 2024 ended August 31, 2024.
Fourth Quarter Fiscal 2024 Highlights
•GAAP revenues increased 4.9%, or $26.4 million, to $562.2 million for the fourth quarter of fiscal 2024 compared with $535.8 million in the prior year period. Organic(1) revenues grew 5.0% year over year to $562.8 million during the fourth quarter of fiscal 2024. Growth in GAAP and Organic revenues this quarter was driven by wealth, banking, institutional asset managers and asset owners.
•Annual Subscription Value ("ASV") plus professional services was $2,276.0 million at August 31, 2024, compared with $2,174.6 million at August 31, 2023. Organic ASV plus professional services was $2,272.8 million at August 31, 2024, up 4.8% or $104.4 million year over year.
•Organic ASV plus professional services increased $53.5 million over the last three months. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 22.7% compared with 21.7% for the prior year period, mainly due to a decrease in employee compensation costs, growth in revenues and lapping of the prior year's facilities impairment, partially offset by charges related to the Massachusetts sales tax dispute. Adjusted operating margin improved to 35.8% compared with 33.4% in the prior year period due to lower bonus accrual and salary costs due to lower headcount, partially offset by higher technology expenses from amortization of internal use software.
•During the fourth quarter, FactSet took a charge of approximately $54 million related to our previously disclosed Massachusetts sales tax dispute. In addition to reserves taken in prior fiscal years, this brings our total charge with respect to this matter to approximately $64 million. FactSet does not anticipate taking additional material charges with respect to this matter.
•GAAP diluted earnings per share ("EPS") increased 38.1% to $2.32 compared with $1.68 for the same period in fiscal 2023, due to a decrease in employee compensation costs and an increase in revenues, partially offset by charges related to the Massachusetts sales tax dispute. Adjusted diluted EPS increased 23.8% to $3.74 compared with $3.02 in the prior year period, driven by growth in revenues, margin expansion, and a lower tax rate.
•Net cash provided by operating activities was $163.2 million for the fourth quarter of fiscal 2024, driven by net income and timing of payments to vendors. Free cash flow decreased to $137.2 million for the fourth quarter of fiscal 2024, compared with $156.3 million for the same period in fiscal 2023, a decrease of 12.2%, primarily due to lower net cash provided by operating activities and an increase in capital expenditures.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency.

News Release I For Immediate Release

•GAAP effective tax rate for the fourth quarter of fiscal 2024 decreased to 23.6% compared with 39.3% for the three months ended August 31, 2023. The primary driver of the lower GAAP rate in the fourth quarter of fiscal 2024 is the inclusion of a prior year tax adjustment in the fourth quarter of fiscal 2023.
"During a time of technological change and an external environment marked by both uncertainty and opportunity, FactSet's open platform strategy is resonating with clients seeking growth and efficiency," said Phil Snow, CEO of FactSet. "Our commitment to innovation ensures our comprehensive data and analytical tools are fully available to our clients, empowering them to achieve their goals."

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,	August 31,		August 31,	August 31,		FY2024
(In thousands, except per share data)	2024	2023	Change	2024	2023	Change	Guidance
Revenues	$562,187	$535,797	4.9%	$2,203,056	$2,085,508	5.6%	$2,180 - $2,190
Organic revenues	$562,781	$535,797	5.0%	$2,203,736	$2,085,508	5.7%
Operating income	$127,858	$116,103	10.1%	$701,299	$629,207	11.5%
Adjusted operating income	$201,402	$179,134	12.4%	$832,653	$754,188	10.4%
Operating margin	22.7%	21.7%		31.8%	30.2%		33.7% - 34.0%
Adjusted operating margin	35.8%	33.4%		37.8%	36.2%		37.0% - 37.5%
Net income	$89,496	$65,119	37.4%	$537,126	$468,173	14.7%
Adjusted net income	$144,089	$117,225	22.9%	$635,073	$569,722	11.5%
Adjusted EBITDA	$170,494	$171,207	(0.4)%	$847,538	$776,620	9.1%
Diluted EPS	$2.32	$1.68	38.1%	$13.91	$12.04	15.5%	$14.55 - $14.95
Adjusted diluted EPS	$3.74	$3.02	23.8%	$16.45	$14.65	12.3%	$16.00 - $16.40
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
"We are pleased with our results this quarter, which reflect our strong execution and operating discipline," said Helen Shan, FactSet's CFO. "By protecting our operating margin through aligning variable expenses with revenues, we achieved solid earnings growth and wrapped up the year effectively, positioning us well for fiscal 2025."
Full Year Fiscal 2024 Highlights
•GAAP revenues increased 5.6% to $2.20 billion, up 5.7% on an organic basis, based primarily on growth in organic revenues driven by wealth, CUSIP Global Services ("CGS") subscriptions, and higher transactional revenue. This marked the 44th consecutive year of increased revenues for the Company.

•GAAP operating margin increased to 31.8% compared with 30.2% for the prior year, primarily due to growth in revenues, a decrease in employee compensation costs and lapping of the prior year's facilities impairment, partially offset by charges related to the Massachusetts sales tax dispute. Adjusted operating margin improved to 37.8% compared with 36.2% in the prior year driven by lower bonus accrual and salary due to headcount reductions, partially offset by increased technology expenses from amortization and software licenses.
•GAAP diluted EPS increased 15.5% to $13.91, mainly driven by growth in revenues, partially offset by charges related to the Massachusetts sales tax dispute. Adjusted diluted EPS increased 12.3% to $16.45, primarily driven by growth in revenues, margin expansion and a lower tax rate. Fiscal 2024 marks the 28th consecutive year that FactSet has increased its adjusted diluted EPS.
•Net cash provided by operating activities was $700.3 million for fiscal 2024, driven by net income and timing of payments to vendors. Free cash flow increased to $614.7 million for fiscal 2024 compared with $584.8 million for fiscal 2023, an increase of 5.1%, primarily due to higher net cash provided by operating activities, partially offset by an increase in capital expenditures.
•Adjusted EBITDA increased to $847.5 million, up 9.1%, for fiscal 2024, compared with $776.6 million for fiscal 2023, due to an increase in operating income primarily driven by higher revenues, partially offset by charges related to the Massachusetts sales tax dispute.

News Release I For Immediate Release

•GAAP effective tax rate for fiscal 2024 decreased to 17.6% compared with 19.8% for the twelve months ended August 31, 2023. The primary driver of the lower GAAP rate in fiscal 2024 is the inclusion of a prior year tax adjustment in the fourth quarter of fiscal 2023.
•Client count increased by 3.7% or 296 during the fiscal year, while users grew by 13.9% or 26,409 from the prior year.
•In May 2024, FactSet increased its quarterly cash dividend by 6% to $1.04 per share. The $0.06 per share increase marks the 25th consecutive year the Company has increased dividends, highlighting FactSet's continued commitment to return value to its shareholders.
•The Company returned $385.9 million to shareholders in the form of share repurchases and dividends during fiscal 2024, for a return of 55% as a percentage of free cash flow and proceeds from employee stock plans.
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation services.
ASV plus professional services was $2,276.0 million at August 31, 2024, compared with $2,174.6 million at August 31, 2023. Organic ASV plus professional services was $2,272.8 million at August 31, 2024, up $104.4 million from the prior year, for a growth rate of 4.8%. Organic ASV plus professional services increased $53.5 million over the last three months.
The buy-side and sell-side organic ASV annual growth rates as of August 31, 2024 were 4.9% and 3.8%, respectively. Buy-side clients, including institutional asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas region was $1,456.8 million compared with ASV in the prior year period of $1,376.9 million. Organic ASV increased 6.1% to $1,456.8 million. Americas revenues for the quarter increased to $362.5 million compared with $343.3 million in the fourth quarter of last year. The Americas region's quarterly organic revenues growth rate was 5.6% over the prior year period.
ASV from the EMEA region was $570.3 million compared with ASV in the prior year period of $559.6 million. Organic ASV increased 1.8% to $569.3 million. EMEA revenues were $143.1 million compared with $138.6 million in the fourth quarter of fiscal 2023. The EMEA region's quarterly organic revenues growth rate was 3.3% over the prior year period.
ASV from the Asia Pacific region was $230.6 million compared with ASV in the prior year period of $215.4 million. Organic ASV increased 7.1% to $228.4 million. Asia Pacific revenues were $56.6 million compared with $53.9 million in the fourth quarter of fiscal 2023. The Asia Pacific region's quarterly organic revenues growth rate was 6.1% over the prior year period.
Segment ASV does not include professional services, which totaled $18.3 million at August 31, 2024.
Operational Highlights – Fourth Quarter Fiscal 2024
•Client count as of August 31, 2024 was 8,217, a net increase of 188 clients in the past three months, with increases driven by wealth, corporates, hedge funds and partners. The count includes clients with ASV of $10,000 and more.
•User count increased by 8,241 to 216,381 in the past three months driven primarily by wealth and seasonal bank hiring.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
•Employee count was 12,398 as of August 31, 2024, up 1.3% over the last twelve months, with the increase primarily in the content group. FactSet's Centers of Excellence account for approximately 69% of the Company's employees.
•The Company announced that its Board of Directors approved a regular quarterly cash dividend of $1.04 per share. The cash dividend will be paid on September 19, 2024, to holders of record of FactSet’s common stock at the close of business on August 30, 2024.

News Release I For Immediate Release

•FactSet announced that it will host an Investor Day on Thursday, November 14, 2024, from 8:00 a.m. to 2:00 p.m. EST. The event will be dually hosted in New York City and via live stream.
•FactSet announced its suite of solutions designed to enable technologists and developers to build proprietary workflows and accelerate their AI-powered innovations.
•Kristina Karnovsky has been appointed Executive Vice President and Head of the Dealmakers and Wealth group, effective September 1, 2024. Ms. Karnovsky is a veteran FactSet executive who previously served as FactSet's Executive Vice President and Chief Product Officer. Ms. Karnovsky succeeds Goran Skoko, who became the Company's Chief Revenue Officer effective September 1, 2024.
Share Repurchase Program
FactSet repurchased 153,650 shares of its common stock for $63.3 million at an average price of $412.09 during the fourth quarter of fiscal 2024 under the Company’s share repurchase program. As of August 31, 2024, the remaining $64.8 million under this program was no longer available for share repurchases. On September 17, 2024, the Board of Directors of FactSet approved a new share repurchase authorization of up to $300 million in the aggregate, which will be available during fiscal 2025.
Annual Business Outlook
FactSet is providing its outlook for fiscal 2025. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2025 Expectations
Beginning in fiscal 2025, FactSet will report Organic ASV, rather than Organic ASV plus Professional Services, to more accurately reflect the recurring nature of its revenues. This underscores the shift of FactSet's offerings toward providing more managed services and less project-based services.
•Organic ASV is expected to grow in the range of $90 million to $140 million during fiscal 2025.
•GAAP revenues are expected to be in the range of $2,285 million to $2,305 million.
•GAAP operating margin is expected to be in the range of 32.5% to 33.5%.
•Adjusted operating margin is expected to be in the range of 36.0% to 37.0%.
•FactSet's annual effective tax rate is expected to be in the range of 17% to 18%.
•GAAP diluted EPS is expected to be in the range of $15.10 to $15.70.
•Adjusted diluted EPS is expected to be in the range of $16.80 to $17.40.
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2025. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Fourth Quarter 2024 Conference Call Details

Date:            Thursday, September 19, 2024
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q4 2024 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on September 19, 2024, through September 19, 2025. The earnings call transcript will be available via FactSet CallStreet.

News Release I For Immediate Release

Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes from revenues the current year impact of revenues from acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA and adjusted EBITDA represent earnings before interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,200 global clients, including over 216,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.
FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
investor_relations@factset.com
avannes@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(In thousands, except per share data)	2024	2023	2024	2023
Revenues	$562,187	$535,797	$2,203,056	$2,085,508
Operating expenses
Cost of services	258,196	263,688	1,011,945	973,225
Selling, general and administrative	172,519	131,227	485,135	457,130
Asset impairments	3,614	24,779	4,677	25,946
Total operating expenses	434,329	419,694	1,501,757	1,456,301

Operating income	127,858	116,103	701,299	629,207

Other income (expense), net
Interest income	4,020	4,618	14,447	12,809
Interest expense	(15,547)	(16,691)	(65,778)	(66,319)
Other income (expense), net	799	3,279	1,535	8,257
Total other income (expense), net	(10,728)	(8,794)	(49,796)	(45,253)

Income before income taxes	117,130	107,309	651,503	583,954

Provision for income taxes	27,634	42,190	114,377	115,781
Net income	$89,496	$65,119	$537,126	$468,173

Basic earnings per common share	$2.35	$1.71	$14.11	$12.26
Diluted earnings per common share	$2.32	$1.68	$13.91	$12.04

Basic weighted average common shares	38,007	38,092	38,059	38,194
Diluted weighted average common shares	38,517	38,784	38,618	38,898

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	August 31, 2024	August 31, 2023
ASSETS
Cash and cash equivalents	$422,979	$425,444
Investments	69,619	32,210
Accounts receivable, net of reserves of $14,581 at August 31, 2024 and $7,769 at August 31, 2023	228,054	237,665
Prepaid taxes	56,994	24,206
Prepaid expenses and other current assets	60,092	50,610
Total current assets	837,738	770,135

Property, equipment and leasehold improvements, net	82,513	86,107
Goodwill	1,011,129	1,004,736
Intangible assets, net	1,844,141	1,859,202
Deferred taxes	61,337	27,229
Lease right-of-use assets, net	130,494	141,837
Other assets	89,578	73,676
TOTAL ASSETS	$4,056,930	$3,962,922

LIABILITIES
Accounts payable and accrued expenses	$178,250	$121,816
Current debt	124,842	—
Current lease liabilities	31,073	28,839
Accrued compensation	93,279	112,892
Deferred revenues	159,761	152,430
Current taxes payable	42,281	31,009
Dividends payable	39,470	37,265
Total current liabilities	668,956	484,251

Long-term debt	1,241,131	1,612,700
Deferred taxes	8,452	6,737
Deferred revenues, non-current	1,344	3,734
Taxes payable	40,452	30,344
Long-term lease liabilities	177,521	198,382
Other liabilities	6,614	6,844
TOTAL LIABILITIES	$2,144,470	$2,342,992

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,912,460	$1,619,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,056,930	$3,962,922

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,	August 31,
(In thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$537,126	$468,173
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	125,187	105,384
Amortization of lease right-of-use assets	30,407	32,344
Stock-based compensation expense	63,501	62,038
Deferred income taxes	(32,020)	(31,119)
Asset impairments	4,677	25,946
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	2,195	(40,103)
Accounts payable and accrued expenses	55,347	8,393
Accrued compensation	(20,213)	(3,431)
Deferred revenues	4,939	(3,387)
Taxes payable, net of prepaid taxes	(11,448)	41,396
Lease liabilities, net	(39,320)	(39,704)
Other, net	(20,040)	19,643
Net cash provided by operating activities	700,338	645,573

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(85,681)	(60,786)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(23,593)
Purchases of investments	(58,636)	(11,014)
Net cash provided by (used in) investing activities	(144,317)	(95,393)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(250,000)	(375,000)
Dividend payments	(150,667)	(138,601)
Proceeds from employee stock plans	91,711	72,006
Repurchases of common stock	(235,235)	(176,720)
Other financing activities	(16,659)	(13,709)
Net cash provided by (used in) financing activities	(560,850)	(632,024)

Effect of exchange rate changes on cash and cash equivalents	2,364	4,015
Net increase (decrease) in cash and cash equivalents	(2,465)	(77,829)
Cash and cash equivalents at beginning of period	425,444	503,273
Cash and cash equivalents at end of period	$422,979	$425,444

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,	August 31,		August 31,
(In thousands)	2024	2023	Change	2024	2023	Change
Revenues	$562,187	$535,797	4.9%	$2,203,056	$2,085,508	5.6%
Acquisition revenues	16	—		(414)	—
Currency impact	578	—		1,094	—
Organic revenues	$562,781	$535,797	5.0%	$2,203,736	$2,085,508	5.7%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS.

	Three Months Ended			Twelve Months Ended
	August 31,	August 31,		August 31,	August 31,
(in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Operating income	$127,858	$116,103	10.1%	$701,299	$629,207	11.5%
Intangible asset amortization	16,691	18,131		67,383	71,503
Massachusetts sales tax dispute	54,048	6,239		54,048	6,239
Restructuring / severance	(1,099)	18,128		5,596	19,879
Asset impairment(1)	3,443	20,327		3,443	20,327
Business acquisition / integration costs(2)	461	206		884	7,033
Adjusted operating income	$201,402	$179,134	12.4%	$832,653	$754,188	10.4%
Operating margin	22.7%	21.7%		31.8%	30.2%
Adjusted operating margin(3)	35.8%	33.4%		37.8%	36.2%
Net income	$89,496	$65,119	37.4%	$537,126	$468,173	14.7%
Intangible asset amortization	12,390	14,496		49,529	59,422
Massachusetts sales tax dispute	40,121	4,988		39,727	5,185
Restructuring / severance	(816)	14,493		4,113	16,520
Asset impairment(1)	2,556	16,251		2,531	16,893
Business acquisition / integration costs(2)	342	165		650	5,845
Income tax items	—	1,713		1,397	(2,316)
Adjusted net income(4)	$144,089	$117,225	22.9%	$635,073	$569,722	11.5%
Net income	89,496	65,119	37.4%	537,126	468,173	14.7%
Interest expense	15,547	16,691		65,778	66,319
Income taxes	27,634	42,190		114,377	115,781
Depreciation and amortization expense	34,032	26,703		125,187	105,384
EBITDA	$166,709	$150,703	10.6%	$842,468	$755,657	11.5%
Non-recurring non-cash expenses(5)	3,785	20,504		$5,070	$20,963
Adjusted EBITDA	$170,494	$171,207	(0.4)%	$847,538	$776,620	9.1%
Diluted EPS	$2.32	$1.68	38.1%	$13.91	$12.04	15.5%
Intangible asset amortization	0.32	0.38		1.27	1.53
Massachusetts sales tax dispute	1.04	0.13		1.03	0.13
Restructuring / severance	(0.02)	0.37		0.11	0.43
Asset impairment(1)	0.07	0.42		0.07	0.43
Business acquisition / integration costs(2)	0.01	0.00		0.02	0.15
Income tax items	—	0.04		0.04	(0.06)
Adjusted Diluted EPS(4)	$3.74	$3.02	23.8%	$16.45	$14.65	12.3%
Weighted average common shares (Diluted)	38,517	38,784		38,618	38,898
(1)The asset impairment primarily relates to impairment charges of lease right-of-use assets and property, equipment and leasehold improvements associated with vacating certain leased office space.
(2)Fiscal 2024 related to certain business acquisition costs and fiscal 2023 related to integration costs from the CGS acquisition.
(3)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

News Release I For Immediate Release

(4)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended August 31, 2024 and August 31, 2023 were taxed at an adjusted tax rate of 25.8% and 20.1%, respectively. For the twelve months ended August 31, 2024 and August 31, 2023, all adjustments were taxed at an adjusted tax rate of 26.5% and 16.9%, respectively.
(5)Primarily related to asset impairments.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2025 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,285	$2,305
Operating income	$765	$749
Operating margin	33.5%	32.5%
Intangible asset amortization	80	81
Adjusted operating income	$845	$830
Adjusted operating margin (a)	37.0%	36.0%

Net income	$598	$577
Intangible asset amortization	66	66
Discrete tax items	(4)	(3)
Adjusted net income	$660	$640

Diluted earnings per common share	$15.70	$15.10
Intangible asset amortization	1.73	1.73
Discrete tax items	(0.03)	(0.03)
Adjusted diluted earnings per common share	$17.40	$16.80
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2024	2023	Change	2024	2023	Change
Net Cash Provided for Operating Activities	$163,161	$175,911		$700,338	$645,573
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(25,959)	(19,606)		(85,681)	(60,786)
Free Cash Flow	$137,202	$156,305	(12.2)%	$614,657	$584,787	5.1%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last twelve months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q4'24	Q3'24	Q2'24	Q1'24	Q4'23	Q3'23	Q2'23	Q1'23
% of ASV from buy-side clients	82.0%	82.3%	82.0%	82.0%	81.8%	82.1%	82.8%	82.8%
% of ASV from sell-side clients	18.0%	17.7%	18.0%	18.0%	18.2%	17.9%	17.2%	17.2%

ASV Growth rate from buy-side clients	4.9%	5.3%	5.6%	7.2%	6.9%	7.3%	8.1%	8.0%
ASV Growth rate from sell-side clients	3.8%	3.7%	5.5%	7.6%	9.3%	12.3%	15.8%	14.4%

The following table presents the calculation of organic ASV plus professional services.

(Details may not sum to total due to rounding)

(In millions)	As of August 31, 2024
As reported ASV plus Professional Services (a)	$2,276.0
Currency impact (b)	(3.2)
Organic ASV plus Professional Services	$2,272.8
Organic ASV plus Professional Services growth rate	4.8%
(a)Includes $18.3 million in professional services as of August 31, 2024.
(b)The impact of foreign currency movements.